Exhibit 10.2

AMENDMENT NO. 2 TO

CHANGE IN CONTROL AGREEMENT AND NOTICE OF TERMINATION

THIS AMENDMENT NO. 2 TO CHANGE IN CONTROL AGREEMENT AND NOTICE OF TERMINATION (“Amendment”) is made and entered into as of 13th day of October, 2009, by and between Acuity Specialty Products, Inc. and its parent, Zep Inc. (collectively, the “Company”), and John K. Morgan (“Executive”).

WHEREAS, Acuity Brands, Inc. and Executive previously entered into that certain Amended and Restated Change in Control Agreement, dated as of April 21, 2006, which agreement was amended on July 23, 2007 (“Change in Control Agreement”); and

WHEREAS, effective on or about October 31, 2007, the Company became the successor to Acuity Brands, Inc. and assumed the Change in Control Agreement; and

WHEREAS, the parties now wish to amend the Change in Control Agreement in certain respects as set forth herein; and

WHEREAS, pursuant to Section 1(a) of the Change in Control Agreement, the Company wishes to give notice of termination of the Change in Control Agreement upon the expiration of the two-year term ending on the second anniversary of this Amendment.

AMENDMENT

NOW, THEREFORE, the Change in Control Agreement is hereby amended as follows:

1. Succession of the Company under the Change in Control Agreement. Effective as of October 31, 2007, Zep Inc. (“Zep”) then a wholly-owned subsidiary of Acuity Brands, Inc., was spun-off in a transaction pursuant to which Acuity Brands, Inc. distributed to its stockholders, all of the outstanding shares of the common stock of Zep. In connection with this spin-off, Acuity Specialty Products, Inc., a wholly-owned subsidiary of Zep (“Acuity Specialty Products”), became Executive’s employer, and the Company succeeded to all of the rights and obligations of Acuity Brands, Inc. under, and assumed, the Change in Control Agreement. For purposes of this Change in Control Agreement, the following shall apply:

(a)	The applicable entity with respect to Executive’s employment status, and employment-related issues, shall mean both Zep and Acuity Specialty Products, and their successors. Thus, Executive must terminate employment with both Zep and Acuity Specialty Products (and any successor(s)) in order to become entitled to compensation and benefits under Sections 3.1 or 3.2 of this Agreement.

(b)	The applicable entity with respect to determining if a Change in Control has occurred shall be Zep or Acuity Specialty Products.

2. Change in Control. The definition of Change in Control in Section 2.2 of the Change in Control Agreement, is hereby deleted in its entirety, and replaced with the following language:

“2.2	Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

(a)	Change in Ownership of Zep. The acquisition by any one person, or more than one person acting as a group (within the meaning of section 409A of the Internal Revenue Code (the “Code”)), of ownership of stock of Zep that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of Zep, as applicable.

(b)	Change in Effective Control of Zep. Either of the following:

(i)	The acquisition, during any 12-month period, by any one person, or more than one person acting as a group (within the meaning of Code section 409A), of stock of Zep comprising thirty percent (30%) or more of the total voting power of the stock of Zep, as applicable.

(ii)	The replacement, during any 12-month period, of at least two-thirds (2/3) of the members of the board of directors of Zep (“Board”) with directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.

(c)	Change in Ownership of a Substantial Portion of Zep’s Assets. The acquisition by any one person, or more than one person acting as a group (within the meaning of Code section 409A), during the 12-month period ending on the date of the most recent acquisition by such person or persons, of assets of Zep that have a total gross fair market value of more than fifty percent (50%) of the total gross fair market value of all of the assets of Zep, as applicable, immediately before such acquisition or acquisitions. For purposes of this provision, “gross fair market value” means the value of the assets of Zep (as applicable), or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A Change in Control shall also include an event described in subsections 2.2(a), (b)(i) and (c), of Acuity Specialty Products.

The provisions of this Agreement relating to a Change in Control shall be interpreted and administered in a manner consistent with Code section 409A and the regulations and additional guidance thereunder.”

3. Healthcare Provisions Following Termination of Employment. Subsection 3.1(b)(iii) of the Change in Control Agreement is hereby deleted in its entirety and replaced with the following language:

“(iii)

Each year during the 3-year period following Executive’s termination (or, if shorter, during the period between Executive’s termination and his 65th birthday), the Company shall pay Executive a lump sum amount equal to the increase, if any, in: (i) the average of the Company’s health care benefit equivalent premium (calculated in the same manner as under Section 4.16 of Executive’s Employment Letter Agreement) for the five (5) year period which is comprised of the fiscal year of the payment plus the previous four (4) fiscal years, over (ii) the average of such health care benefit equivalent premium for the five (5) fiscal year period immediately preceding the fiscal year of the payment. The Company shall pay Executive the total amount of any such increase each fiscal year during the applicable period in a lump sum payment as soon as reasonably practical following the first day of the Company’s fiscal year, and in any event, within the first 60 days of each such fiscal year. If the last such payment covers less than a 12-month period, the amount of such increase (and the resulting payment) shall be prorated appropriately.”

4. Supplemental Retirement Benefit. Paragraph 3.1(b)(iv) of the Change in Control Agreement is hereby amended such that Executive’s Supplemental Retirement Benefit shall mean the value of Executive’s Make-up Contribution Subaccount and SERP Contribution Subaccount provided for in, and calculated in accordance with the provisions of, Appendix A and Appendix B, respectively, of the Zep Inc. Supplemental Deferred Savings Plan (the “SDSP”). Said paragraph 3.1(b)(iv) is also hereby clarified to confirm and expressly provide that Executive’s Supplemental Retirement Benefit shall be paid to Executive at the time and in the manner provided for in the SDSP.

5. Compliance with Code Section 409A. Section 3.3 of the Change in Control Agreement is hereby deleted in its entirety and replaced with the following language:

“3.3

It is the intent of the parties that this Agreement be interpreted and administered in compliance with the requirements of Code section 409A to the extent applicable. In this connection, the Company shall have authority to take any action, or refrain from taking any action, with respect to this Agreement that is reasonably necessary to ensure compliance with

Code section 409A (provided that the Company shall choose the action that best preserves the value of the payments and benefits provided to the Executive under this Agreement), and the parties agree that this Agreement shall be interpreted in a manner that is consistent with Code section 409A. In furtherance, but not in limitation of the foregoing: (a) in the event that Executive is a “specified employee” within the meaning of Code section 409A, payments which constitute a “deferral of compensation” under Code section 409A and which would otherwise become due during the first six (6) months following Executive’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh (7th) month after the Executive’s termination of employment, and all subsequent payments shall be paid in accordance with their original payment schedule, provided that the above delay shall not apply to any payments that are excepted from coverage by Code section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations section 1.409A-1(b)(4); (b) notwithstanding any other provision of this Agreement, a termination of Executive’s employment hereunder, including the term “Termination Date”, shall mean, and be interpreted consistent with, a “separation from service” within the meaning of Code section 409A; and (c) with respect to the reimbursement of fees and expenses provided for herein, including payments made pursuant to indemnification provisions, and tax gross-up payments, the following shall apply: (i) unless a specific time period during which such expense reimbursements and tax gross-up payments may be incurred is provided for herein, such time period shall be deemed to be Executive’s lifetime; (ii) the amount of expenses eligible for reimbursement hereunder in any particular year shall not affect the expenses eligible for reimbursement in any other year; (iii) the right to reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit; and (iv) the reimbursement of an eligible expense or a tax gross-up payment shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred or the tax was remitted, as the case may be.”

6. Indemnity Relating to Code Section 409A. The following language is hereby added as a new Section 3.4 of the Change in Control Agreement.

“3.4

The Company hereby agrees to indemnify and hold Executive harmless for any additional income taxes, penalties and/or interest assessed against Executive pursuant to Code section 409A, because of any actions taken, or failure to take any action, by the Company that results in a failure to comply with Code section 409A, with regard to any payment or distribution made or to be made under this Agreement or the plans and benefits provided in accordance with or referenced in, this Agreement. The Company agrees to pay Executive an additional payment for any such additional income taxes, penalties and/or interest that may be assessed under Code section 409A (but not the regular income taxes payable by Executive as a result of receiving payments under this Agreement or such plans), such that, after payment by Executive of the additional income taxes, penalties and/or interest assessed under Code section 409A, Executive will be in the economic position he would have been had such payment or distribution not been determined to be noncompliant with Code section 409A. Any such additional payment shall be made as soon as reasonably practical after Executive has paid such additional income taxes, penalties and/or interest, and in any event by the end of the calendar year next following the calendar year in which Executive remits the applicable additional income taxes, penalties and/or interest.”

7. Excise Tax Payments. Paragraph 6(a) of the Change in Control Agreement is hereby amended by deleting the following phrase at the end of said paragraph:

“, provided, further, that the Executive shall elect which non-cash or cash Payments shall be reduced so that the Payments equal the Safe Harbor Amount.”

NOTICE OF TERMINATION

Pursuant to Section 1(a) of the Agreement, the parties each hereby notify the other that this Agreement shall cease to extend automatically. The “Term” of this Agreement shall be the two-year period following the date hereof and this Agreement shall terminate upon the expiration of such Term.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ZEP INC.

By:	/s/ Robert P. Collins

ACUITY SPECIALTY PRODUCTS, INC.

By:	/s/ Robert P. Collins

/s/ John K. Morgan
JOHN K. MORGAN